Exhibit 99.1
Comerica Announces Retirement of Vice Chairman John D. Lewis
DETROIT/March 15, 2006 – After a distinguished 36-year career with Comerica Incorporated, John D. Lewis, vice chairman, will retire effective June 30.
Lewis leads Comerica’s Corporate Services Division, which is responsible for building and sustaining the Comerica brand, managing its corporate citizenship activities, and ensuring compliance with federal and state regulations in all of Comerica’s markets. The division includes the Comerica Charitable Foundation, Comerica Contributions Committee, Corporate Compliance & Public Affairs, Corporate Communications, Corporate Marketing, Financial Intelligence and the Quality Process Department.
“John’s contributions to Comerica have been invaluable. His leadership ability and his deep knowledge of all aspects of the business have helped to chart Comerica’s course to be the successful financial services company it is today,” said Ralph W. Babb Jr., chairman and chief executive officer.
Lewis began his banking career with Comerica in 1970. He has held management positions in human resources, controller, corporate planning and development, private banking, retail banking and affiliate banking areas. He was instrumental in expanding Comerica’s operations into Texas and California in the late 1980s through the early 1990s. He became a vice chairman in 1994, and was named to his current position in July 2003.
Lewis holds a bachelor of science degree from the University of Dayton and a master of business administration degree from the University of Detroit. He also attended the University of Michigan Graduate School of Banking.
Among his community affiliations, Lewis serves as chairman of Oakwood Healthcare Incorporated and the Greater Detroit Area Health Council, and as director and past chairman of New Detroit, Inc. He also is a trustee of the Detroit Institute of Arts Founders Society and the Community Foundation for Southeastern Michigan. In addition, Mr. Lewis serves as a member of the Detroit 300 Conservancy Board, the Downtown Detroit Partnership Board and the University of Detroit Mercy Board. He also is a member of the Sacred Heart Major Seminary Foundation and The Economic Club of Detroit.
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Comerica Announces Retirement of Vice Chairman John D. Lewis — 2
Among his professional affiliations, Lewis is a director of the Bank Administration Institute and a member of The Financial Services Roundtable.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit, strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica’s approximately 10,800 employees focus on relationships, and helping people and businesses be successful. Comerica Bank locations can be found in Michigan, California, Texas, Arizona and Florida, with select businesses operating in several other states, Canada and Mexico. Munder Capital Management and Comerica Securities are investment services affiliates. Comerica reported total assets of $53.0 billion at December 31, 2005. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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